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                                                                    EXHIBIT 12.1
ANCHOR GLASS CONTAINER CORPORATION
STATEMENT RE COMPUTATION OF RATIOS
(DOLLARS IN THOUSANDS)

                                                 Reorganized Company                    Predecessor Company
                                           -----------------------------  ----------------------------------------------
                                                            Four Months       Eight
                                             Year Ended        Ended      Months Ended         Years Ended December 31,
                                            December 31,    December 31,   August 31,   --------------------------------
                                                2003           2002          2002          2001        2000         1999
                                            -------------  -------------  ------------  --------    --------    --------
Earnings -

Net income (loss)                             $(26,127)       $   (669)      $ 63,823   $(51,068)   $(32,266)   $(17,511)

Interest and amortization of debt expense       48,549          10,381         17,948     30,612      31,035      27,279

Rental expense representative of interest
   factor                                        2,333           1,810          3,687      5,133       4,333       5,088
                                              --------        --------       --------   --------    --------    --------

Total earnings (loss)                         $ 24,755        $ 11,522       $ 85,458   $(15,323)   $  3,102    $ 14,856

Fixed charges -

Interest and amortization of debt expense     $ 48,549        $ 10,381       $ 17,948   $ 30,612    $ 31,035    $ 27,279

Rental expense representative of interest
   factor                                        2,333           1,810          3,687      5,133       4,333       5,088
                                              --------        --------       --------   --------    --------    --------

Total fixed charges                           $ 50,882        $ 12,191       $ 21,635   $ 35,745    $ 35,368    $ 32,367
                                              ========        ========       ========   ========    ========    ========

Ratio of earnings to fixed charges                  --              --            3.9         --          --          --
                                              ========        ========       ========   ========    ========    ========

Deficiency of earnings available to cover
   fixed charges                              $ 26,127        $    669       $     --   $ 51,068    $ 32,266    $ 17,511
                                              ========        ========       ========   ========    ========    ========


For the purposes of computing the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes plus fixed charges. Fixed charges consist of interest and amortization of debt expense plus one-third of operating lease expense that the Company believes is representative of the interest factor.